Exhibit 10.2

February 18, 2014

Michael Sweeney, M.D.

Separation Agreement and Release

Dear Mike:

As we discussed, this letter confirms your separation from employment with Depomed, Inc. (the “Company”).  This letter also proposes an agreement between you and the Company.

The Company shall reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through your separation from employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

This letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By entering into this Agreement, you understand that neither party is admitting in any way that it violated any legal obligation owed to the other party.

With those understandings, you and the Company agree as follows:

1.                                      Separation from Employment

This confirms that your employment with the Company, and your positions as the Company’s Chief Medical Officer and Vice President, Research and Development, will end effective at the close of business on February 21, 2014 (the “Separation Date”).  Between now and the Separation Date, you will be transitioning your duties and responsibilities and completing such other assignments as may be requested by the Company.

2.                                      Separation Benefits

You will remain a Company employee and receive your current base salary and benefits through the Separation Date.  Thereafter, and provided you sign and do not revoke this Agreement, you will receive the two additional benefits provided in this Section 2.  First, you will be paid a severance payment of $312,424.16, less all applicable withholdings, which is equivalent to ten (10) months of your regular base pay (the “Severance Sum”).  Payment will be made periodically and in installments, on the Company’s customary paydays and in accordance with the

Company’s standard payroll practice, beginning on the first payroll date occurring at least five (5) business days following the Effective Date, as defined below, of this Agreement but in no event commencing later than sixty (60) days following the Separation Date.  If the Company does not make one or more payments of this severance pay on a regular payroll date after the Separation Date because of the foregoing timing, the Company shall make all such delayed payments on the date it makes the first payment to you as described above.  If you elect COBRA continuation coverage, the Company shall pay the COBRA premium on your behalf until the earliest of the following:  (i) December 31, 2014 (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health care.  In the event it determines that statutory or regulatory provisions so require, the Company may, at any time, convert such payments to a payroll tax payment to you in an amount equal to its remaining COBRA premium payment obligation to you, less all applicable withholdings.

The Company further agrees to provide you with up to six months of outplacement services, with a provider and in a program selected by the Company, provided you commence such services within ninety (90) days of their being offered to you, and provided further that you may receive, as an alternative to such outplacement services, a payment of $20,000.00, less all applicable withholdings, contingent upon your notifying the Company in writing that you have selected this option in lieu of the outplacement services within thirty (30) days of your signing this Agreement.

You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments or benefits from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.  For clarity, the severance payment and potential payment in lieu of outplacement services provided for above will not be reduced due to your employment or consulting for third parties at any time after the Separation Date.

3.                                      Stock Options

The Company has granted you under its 2004 Equity Incentive Plan (as originally adopted and as has been or may be amended, restated, modified or supplemented in accordance with its terms, the “Equity Plan”) options to purchase an aggregate of 434,760 shares of its common stock and restricted stock units covering 43,140 shares of its common stock (collectively, the “Equity Awards,” and each, an “Equity Award”).  You acknowledge and agree that:  (a) your service to the Company will end on the Separation Date; (b) each Equity Award will cease vesting as of the Separation Date; (c) each Equity Award will terminate following the Separation Date in accordance with the Equity Plan (including the provisions of Section 9.4(a) of the Equity Plan regarding exercise of stock options under the Equity Plan after the Separation Date); and (d) other than the outstanding Equity Awards or any shares of the Company’s common stock you hold, you have no stock rights in the Company.

4.                                      Return of Property

You agree that no later than the Separation Date, you will return to the Company all Company property, including, without limitation, computer equipment/laptop, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

5.                                      Confidentiality Agreement

You acknowledge and agree that you are bound by and will comply with the Employee Confidential Information and Inventions Agreement that you have signed with the Company on December 3, 2007 (the “Confidentiality Agreement”).  That Confidentiality Agreement shall remain in full force and effect to the extent not inconsistent with this Agreement.  You further agree that for a period of one (1) year following the Separation Date, you will not encourage or solicit any employee or consultant of Company to leave the Company for any reason.

6.                                      Release of Claims

In consideration for, among other terms, the Separation Benefits described in Section 2, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses (including for 2013 performance under the Company’s bonus plan), incentive compensation, stock, stock options, or any other benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You agree that you shall not accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

7.                                      Release of Unknown Claims

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

8.                                      Confidentiality

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  Nothing in this Section 8 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9.                                      Nondisparagement

You agree not to make any disparaging or derogatory statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  The Company agrees to instruct its officers and directors not to make any disparaging statements concerning you.  These nondisparagement obligations shall not in any way affect anyone’s obligation to testify truthfully in any legal proceeding.

10.                               Suspension, Termination or Recovery of Payments

In the event that you fail to comply with any of your obligations under this Agreement or the Confidentiality Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payment to you and to recover any previous payment made to you under this Agreement.  The termination, suspension or recovery of such payment in the event of such breach by you will not affect your continuing obligations under this Agreement.

11.                               Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

12.                               Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as may be set forth in this Agreement.

13.                               Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                               Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                               Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the state of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

16.                               Attorneys’ Fees and Costs

In the event that either Party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

17.                               Entire Agreement

This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the

Company, except for the Confidentiality Agreement, which remains in full force and effect, to the extent not inconsistent with this Agreement.

18.                               Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must sign this Agreement and return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

19.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

20.                               Section 409A

Anything in this Agreement to the contrary notwithstanding, to the extent any payment under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable until the date that is the earlier of (A) six months and one day after your separation from service or (B) your death.  Any delayed payments will be made in the seventh (7th) month after your separation from service.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

Depomed, Inc.

By:	/s/ James A. Schoeneck
James A. Schoeneck
President and Chief Executive Officer

The foregoing is agreed to and accepted by:

/s/ Michael Sweeney		February 18, 2014
Michael Sweeney		Date